IDT Corporation Announces Agreement to Sell Corbina Telecom

IDT to Divest Its Russian Telecom Business

NEWARK, N.J.—(BUSINESS WIRE)—Nov. 17, 2005—IDT Corporation (NYSE: IDT—News, IDT.C—News) today announced that its subsidiary has agreed to sell its Corbina Telecom business to a Moscow based consortium of private equity investors for approximately $146 million (U.S. Dollars). Corbina operates a licensed full-service telecommunications business in Russia, offering a broad range of services throughout the 24 largest industrial areas in the Russian market. Corbina generated $64.3 million of revenue during IDT’s fiscal year ended July 31, 2005. The transaction is subject to certain customary contingencies and is expected to close by calendar year-end. Deutsche Bank is advising IDT on the sale.

“Corbina, which we acquired in 2000, has been a strong performer for our Telecom division,” said Jim Courter, IDT’s CEO. “We view this opportunity to capitalize on its historically strong performance to be an attractive manner of creating value for our stockholders.”

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary that is focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for IDT’s initiatives in radio broadcasting, brochure distribution and new technologies. Net2Phone, Inc., a subsidiary of IDT Corporation, is a provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators allowing cable operators to provide residential phone service to their subscribers. IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols “IDT” and “IDT.C,” respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those include the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC.

Contact:

IDT Corporation

Gil Nielsen, 973-438-3553